SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2005

UNIVISION COMMUNICATIONS INC.

(Exact name of registrant as specified in charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12223 (Commission File Number)	95-4398884 (IRS Employer Identification No.)

1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067

 (Address of principal executive offices)

(310) 556-7676

(Registrant’s telephone number, including area code)

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On November 2, 2005, Univision Communications Inc. issued a press release announcing its results of operations for the three and nine months ended September 30, 2005. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 2, 2005, Univision Communications Inc. announced a cost reduction plan that will reduce its workforce and abandon certain less profitable programming in an effort to achieve sustainable improvement in financial performance. The plan includes reducing approximately 5.9% of the current workforce by eliminating job redundancies and inefficiencies. The Company expects to incur a pre-tax charge of approximately $25 million in the fourth quarter of 2005, which will result in cash expenditures that will not exceed $20 million. The plan is expected to be completed during the fourth quarter of 2005. We anticipate that the plan will reduce ongoing operating expenses annually in excess of $50 million.  A portion of these savings will be realized in the fourth quarter of 2005.

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements regarding the Company’s cost reduction plan, including the anticipated reduction of ongoing operating expenses and the expected cost reduction charge. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, the Company’s ability to implement the cost reduction plan to the extent currently anticipated, the Company’s ability to project accurately cost savings in the amount and/or within the timeframe projected and any other changes from the plan and general economic conditions. More information about potential factors that could affect the Company’s business and financial results is included in the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Actual results could differ materially from those set forth in the forward-looking statements as a result of such risk factors as well as other risks and uncertainties.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1         Press release.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVISION COMMUNICATIONS INC.
Date: November 2, 2005
	By:	/s/ Peter H. Lori
Name: Peter H. Lori
Title: Corporate Controller and Chief Accounting Officer